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                                                                    EXHIBIT 4.3

THE SECURITIES REPRESENTED BY AND ISSUABLE UPON EXERCISE OF THIS OPTION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NO TRANSFER OR SALE OF THESE SECURITIES OR ANY STOCK ISSUABLE UPON EXERCISE THEREOF MAY BE MADE WITHOUT SUCH REGISTRATION AND QUALIFICATION UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO IT THAT A PROPOSED TRANSFER OR SALE DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER APPLICABLE LAW.


                              S-O ACQUISITION CORP.

                       PERFORMANCE STOCK OPTION AGREEMENT


          This Performance Stock Option Agreement ("Agreement") is entered into as of __________________, 1997, between S-O Acquisition Corp., a Delaware corporation (the "Company"), and _____________________ ("Optionee").

                                    RECITAL:

          Optionee is an officer of the Company, and the Company considers it desirable and in its best interest to grant Optionee an inducement to acquire a proprietary interest in the Company, and thus to promote the future growth, development and continued success of the Company;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company and Optionee agree as follows:

          1. GRANT OF OPTION. The Company hereby grants to Optionee the right, privilege and option ("Option") to purchase up to ______________________ (_________) shares of Common Stock of the Company, par value $.01 per share (collectively, the "Option Shares") at an exercise price per share of twenty dollars ($20.00), in the manner and subject to the conditions provided herein.

          2. MAXIMUM TERM OF OPTION. The maximum term of this Option shall be for a term ending _______________, 2007.

          3. CONDITIONS AND TIME OF EXERCISE OF OPTION. This option shall vest as to one-third of the Option Shares on each of December 31, 1997, December 31, 1998 and December 31, 1999 (the "Vesting Dates"), provided that the Company's EBITDA (as that term is defined below) for the calendar year ended on the Vesting Date equals or exceeds 90% of the EBITDA




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shown on the Company's operating plan approved by its Board of Directors for such year (the "Plan EBITDA"). In the event that the Company's EBITDA for such calendar year is between 75% and 90% of Plan EBITDA, then 75% of the options that would otherwise have become vested on the Vesting Date shall become vested. In the event that the Company's EBITDA for such calendar year is less than 75% of Plan EBITDA, then none of the options that would otherwise have become vested on the Vesting Date shall become vested. Any option that vests in accordance with the preceding sentences may be exercised at such time as the Company's audited financial statements for such year, establishing that the standards for vesting have been satisfied with respect to such year, are released and shall remain so exercisable until the expiration or sooner termination of the option term.

          In the event that all or a portion of the Option Shares do not vest in the manner described in the preceding paragraph due to shortfalls in EBITDA, then such Option Shares may nevertheless become vested in two separate ways. First, to the extent that Option Shares do not vest on any Vesting Date, then additional Vesting Dates shall be added on December 31, 2000 and December 31, 2001, if necessary to permit vesting of all the Option Shares on the basis of EBITDA and Plan EBITDA for the calendar year ending on each such date. Second, in the event that any Option Shares do not vest on a Vesting Date with respect to a calendar year due to shortfalls in EBITDA for such year, then, at the option of Optionee, the EBITDA for the immediately subsequent year shall be combined with the EBITDA for such year, and the sum shall be compared with combined Plan EBITDA for such years in determining whether the Option Shares shall vest.

          Notwithstanding anything on this Agreement to the contrary, in all events the Option shall become exercisable for all of the Option Shares upon Optionee's completion of six (6) years of service with the Company, whether as an employee, a non-employee Board member or consultant.

          Any options that become exercisable under this Agreement shall remain exercisable as to all of such shares until and including _______________, 2007, subject however to the provisions of Sections 4 and 7 hereof. Shares as to which such option becomes exercisable pursuant to the foregoing provision may be purchased at any time thereafter prior to the expiration or termination of the option. Notwithstanding the foregoing provisions of this Section 3, all options granted under this Agreement shall become immediately vested and exercisable upon (i) the termination of Optionee's employment without cause under Section
6.2 of the Employment Agreement between Optionee and the Company, (ii) a public offering of securities of the Company with gross proceeds exceeding $10,000,000, or (iii) upon the consummation of a "Corporate Transaction." A "Corporate Transaction" shall mean either of the following stockholder-approved transactions to which the Company is a party: (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (b) the sale, transfer or other disposition of all or substantially all






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of the Company's assets in complete liquidation or dissolution of the Company.
Except as may be otherwise provided in the agreement reflecting a Corporate Transaction, this Option shall be assumed by the successor corporation (or parent thereof) in connection with a Corporate Transaction, and this Option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Purchase Price, provided the aggregate Purchase Price shall remain the same.

          As used in this section, the term EBITDA for any year means the Company's net earnings, as reflected on its audited financial statements for such year, but without deduction for interest expense, depreciation, amortization, or state or local income taxes.

          4. EFFECT OF TERMINATION OF EMPLOYMENT. No part of this option may be exercised more than [six (6) months] [one (1) year] after the termination of Optionee's employment with the Company (including upon death or disability). This option shall in no way confer upon Optionee any rights to remain in the employ of the Company. The maximum number of shares as to which this option may be exercised during the [six (6) months] [one (1) year] period following termination of employment shall be the remaining number of shares which Optionee could have purchased, pursuant to Section 3 hereof, on the date of termination of his employment plus any option shares which were vested at the time of termination of Optionee's employment but did not become exercisable until the release of the Company's financial statements.

          5. STATUS OF OPTION. The Option covered by this Agreement is not intended to be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be governed by the terms of the Code relating to options other than Incentive Stock Options.

          6. METHOD OF EXERCISE OF OPTIONS. This Option shall be exercisable in whole or in part, to the extent then vested and exercisable, by written notice delivered to the Secretary of the Company stating the number of Option Shares with respect to which the Option is being exercised, accompanied by payment of the exercise price by cash or check made payable to the Company. In addition, should the Option Shares be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, at the time the Option is exercised, then the exercise price may, in the discretion of the Board of Directors of the Company, also be paid as follows: (i) in shares of Common Stock held by Optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at fair market value on the exercise date; or (ii) through a special sale and remittance procedure pursuant to which Optionee shall concurrently provide irrevocable instructions (A) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable


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Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

          7. NONTRANSFERABILITY OF OPTION; DEATH OF OPTIONEE. This Option shall be exercisable during Optionee's lifetime only by Optionee, and is nontransferable by Optionee except by will, by applicable laws of descent and distribution or by valid nonprobate transfer in connection with the death of Optionee or pursuant to a qualified domestic relations order. In the event of Optionee's death, the person or persons to whom the Optionee's right hereunder shall have passed may exercise this Option, to the extent vested and exercisable at the date of death (or which are vested as of the date of death but later become exercisable in accordance with Section 3 of this Agreement) provided, however, that no Option may be exercised after the first to occur of (i) the expiration date specified in paragraph 2 hereof, and (ii) the date which is [six months] [one (1) year] after the date of death of Optionee.

          8. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of the payment of a stock dividend, a split-up or consolidation of shares, or any like capital adjustment of the Company, then to the extent the Option hereunder remains outstanding and unexercised, there shall be a corresponding adjustment as to the number of Option Shares covered under this Option, and in the exercise price per share, to the end that Optionee shall retain the Optionee's proportionate interest without change in the total exercise price under this Option.

          9. MARKET STAND-OFF.

               (a) In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, including the Company's initial public offering, Optionee shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any securities of the Company without the prior written consent of the Company or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days.

               (b) Optionee agrees to execute any documentation acknowledging the Market Stand-Off as may be required by the Company or its underwriters.

               (c) In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the securities of the Company held by Optionee until the end of the applicable stand-off period.





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          10. FINANCIAL STATEMENTS. The Company shall deliver to Optionee such of its financial statements as Optionee shall reasonably request from time to time in connection with his exercise of this Option or his evaluation of the advisability of such exercise.

          11. LEGENDS. All certificates evidencing Option Shares acquired upon exercise of this Option shall bear appropriate legends which indicate that the Option Shares have not been registered under state or federal securities laws.

          12. PARENTS, SUBSIDIARIES AND SUCCESSORS OF THE COMPANY. All references herein to the Company shall be deemed to include any parent or subsidiary of the Company (as defined in Section 425 of the Code), unless the context shall otherwise require or indicate.



















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          IN WITNESS WHEREOF, the Company and Optionee have executed this
Agreement as of the day and year first above written.

                                         "Corporation"

                                         S-O Acquisition Corp.

                                         By:_______________________________
                                         Name: ____________________________
                                         Title: ___________________________



                                         "Optionee"

                                         __________________________________
                                         Name: ____________________________











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